Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 1st Quarter 2016

April 21, 2016   //  10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Randy Binner	FBR Capital Markets & Co.
Mark A. Dwelle	RBC Capital Markets LLC
Mike Zaremski	Balyasny Asset Management L.P.
Jeff Schmidt	William Blair & Company, LLC

RLI CORP.

Moderator: Aaron Jacoby

April 21, 2016

10:00 a.m. (CDT)

Operator:  Good morning and welcome ladies and gentlemen to the RLI Corp. first-quarter earnings teleconference.

(Operator Instructions)

Before we get started let me remind everyone that through the course of this teleconference RLI Management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing first-quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, Sir.

Aaron Jacoby: Thank you. Good morning to everyone. Welcome to the RLI earnings call for the first quarter of 2016. Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then, Craig will talk about operations and market conditions. Next we will open the call to questions and Jon will finish up with some closing comments. Tom.

Tom Brown: Thanks, Aaron, and good morning everyone. I feel a bit like a broken record with these opening comments, which speaks to our consistency, but nonetheless we are pleased to report a good start to the year with these first-quarter results.

Starting with the combined ratio, we achieved an 88 in the quarter, modestly better than last year.  Underwriting income was positively impacted from favorable loss reserve development; in this case $11 million coming out of the casualty segment.  As a reminder, during the first quarter we do not perform a full actuarial loss reserve study. Total gross written premiums was up 3% in the quarter.  Casualty, our largest segment, turned in an impressive 9% growth rate on the strength of a number of different products, including some recent product launches.  Surety was up 7%, continuing a very nice run of growth over the last several years. Property, however, was down 13%.  Excluding the discontinued crop and facultative reinsurance businesses that we previously reported, the segment was down 7%, which is attributable mostly to continued soft market conditions in catastrophe exposed areas.

Each segment turned in attractive combined ratios: Casualty at a 92, Property at an 84, and Surety at an 80 combined ratio.  Again, a pretty good result leading to the aforementioned 88 overall combined ratio.

Turning to investments, the first-quarter was a good one with a 3.2% total return.  Our equity portfolio was a strong contributor. It was up 5.7%, a result helped by our overweight utility stocks.  The bond portfolio also posted a positive total return, up 2.6% in the quarter. And although pre-tax investment income was down a slight 1%, it was actually up 0.6% on an after-tax basis as our allocation to municipal bonds increased compared to the same period last year.

With regard to our minority investments, Maui Jim turned in slightly lower earnings. While net sales continued to grow modestly, foreign exchange impacts and a ramp-up in marketing expenditures served to depress earnings slightly. Our other minority investment, Prime Insurance, was basically flat in the quarter compared to first quarter of 2015.

All in all, with strong underwriting and investment performance driving our results, book value per share was up 7% in the first quarter inclusive of dividends.

And with that, I’ll turn the call over to Craig Kliethermes. Craig.

Craig Kliethermes:  Thanks Tom. And good morning everyone.   As Tom mentioned, we are off to a very solid start to 2016.  Gross and net written premium growth, both up 3%.   Removing the impact of crop and the facultative reinsurance business we exited last year, we were up 5%.  So our core portfolio is on a good trajectory in a challenging market.  At the same time, we were able to deliver another sub-90 combined ratio quarter.  It is not getting easier, but there are still opportunities for the skilled fishermen who know where to cast their line.

Let me provide some more detail by segment.

In Casualty, gross written premium was up 9% in the quarter, and posted a 92 combined ratio.    We continue to find opportunities both in our established products, and within many that we have started in the last several years.  Our Excess Liability, Transportation, and Package businesses continue to grow at a double digit pace.   Transportation and Excess Liability continue to be a supply side phenomenon, with many companies suffering very poor results and retrenching or pulling MGA contracts.  Most of our package growth has come from expansion of distribution and share of wallet initiatives. The opportunities are not across the board.   There are differences both geographically and within subclass.  In this market, it takes seasoned underwriting and outstanding claim people to differentiate selection, pick the right spots, and weather the storm.  We continue to invest in new people and new products across our Casualty segment and we are working hard to get more products on-line, and to scale.  Rate increases are very difficult to come by.  We see Casualty rates as flat overall, but we continue to see positive rate on most wheels-based business and in the smaller account, professional liability space.  However, we are having to give back a fair amount of rate in primary general liability and larger D&O risks to remain competitive.

Our Property segment was down 13% while reporting an 84 combined ratio.   As Tom mentioned, after taking out the impact of exited products, we were still down 7%. A lot of this - is price driven - as we see rates in CAT-exposed businesses continue to slide at a double-digit pace.   Rate levels are at about 60% of what they were in 2013 for CAT business.   We have lost out on many accounts at rates we believe to be priced at or below expected loss costs, so the margins in this business have gotten much thinner.  Declining reinsurance rates and a better spread of risk, have helped us take some of the pressure off our returns and the bottom line, but this is not a growth business for us until the underlying economics change.  Meanwhile, we will continue to provide capacity to our best accounts and brokers where we still have an opportunity to make a profit.

Also putting pressure on our top line for the quarter was Marine and our Recreational Vehicle products.   We have been able to achieve some positive rate in both of these businesses, but growth has been elusive as a result. The declining top line in Property has caused some deterioration in the margins and resulted in higher expense ratios for this segment.

Our Surety segment continues to grow profitably.   We were up 7% in premium and posted an 80 combined ratio.   Our long-term presence, relationships, and consistent, predictable risk appetite are a big advantage for us in this segment.  Surety was led by our miscellaneous product which grew at a double-digit pace.   These are typically very small bonds, where “ease of doing business” is a critical differentiator.   On the larger Surety risks, we see an abundance of “less refined” competition.    Although results have been good for the industry, we see storms on the horizon for those who view this as “loss-free business”.  Surety is very specialized.  Hope and luck are not a good long-term strategy.  The odds will eventually catch up with those offering up loose credit and other terms.  Our narrow and deep Surety expertise, and hallmark discipline should serve us well in the short and long term.

Overall, we had a very solid quarter.  I want to thank and congratulate the RLI associates for being different.  Their drive, their discipline, and our diversified portfolio of products, delivered again this quarter.

I’ll turn it back to Aaron who will open it up for questions.

Aaron Jacoby: Thanks Craig. We can now open the call for questions.

Operator:  (Operator Instructions). Arash Soleimani of KBW.

Arash Soleimani:  Thanks, and good morning. A couple questions here.

I know you said the growth within casualty part of that was from some new products. Can you talk about -- did any of that growth come from new teams that you were able to bring on from any of the industry fallout?

Craig Kliethermes: Yes, this is Craig Kliethermes, Arash. We've added probably about a half dozen products or so that have generated premium to date. And a few of those have been smaller teams or smaller mostly individuals as opposed to teams that have started up products whether it be in healthcare, miscellaneous professional and our D&O space. We've added quite a few in our E&S space but we really haven't gotten those products up online quite yet.

Arash Soleimani:  Okay. My next question in terms of you said you're getting rate on wheels-based business, which you have said in the past. Can you clarify are you getting more rate there than you think you would actuarially need because the industry is in the pain and is raising rates? That paves the way for you to get more than you would otherwise need? Is that a fair way to look at it?

Craig Kliethermes:  I think it's both. I think there are some places where we are getting rate where it is needed. And I think that's probably true of a good part of the industry, because I know the commercial auto and personal auto space in particular. You guys all have seen the results have not been that good.

So, some of that rate is needed and then I think we've also found some opportunity where rate was, I'll say just available or available to us in a specialized niche. And today, that's probably more true of our transportation business for us in particular.

Arash Soleimani: Okay. All right. Thanks for the answers and congrats on the quarter.

Craig Kliethermes: Thank you.

Operator: (Operator Instructions). Randy Binner of FBR Capital Markets.

Randy Binner: Thanks. I have a question about commercial auto and how industry reserve trends are coming along.

Our view of statutory data, which isolates commercial auto as a class, is that it seems like reserve elements continues to be poor through accident year 2014. And so, I guess my question is, is commercial auto ever going to get better? This is a really long time to see a class have poor performance.

I know you've done better, and am asking the question in a way to understand how continuous this opportunity might be for you all? But are you feeling like rate adequacy is better in accident years 2013 and 2014 than it was in 2010 to 2012? Or is it just a bad now as it was before?

Craig Kliethermes: Randy this is Craig again. I think that we would say, and our underwriters would say that during 2011, 2012, 2013 that maybe a lot of our competitors lost their way in regards to price. They dropped price to either maintain market share or to grow market share.

At that time, at least in the early part of those years we were pretty steadfast in regards to what we were willing to charge for given risk. So we weren't growing much in the 2011, 2012 timeframe. And we have been able to take the opportunity in 2013, 2014, 2015.

In regards to current price adequacy, I think it varies risk by risk. And I'll say class by class. In the classes that we particularly participate in, in transportation, we feel good about at least certainly the risks that are in our portfolio. That they're priced well. But there are still a lot more room we think out there for pricing action in that space.

Randy Binner:  Do you think – is competition more rational in kind of 2014 and 2015 than they were in probably 2011 to 2013?

Craig Kliethermes:  It's definitely more rational because we have people either exiting, leaving, pulling MGA contracts, or getting substantial price. I think the people in the transportation space -- particularly in public transportation space, a lot of people, their results of been very, very poor. And I think they're not fooling themselves anymore. And they're getting significant price, probably double-digit increases. And they're willing to let the business walk away. Now they're letting the business walk away if they are not able to get the price.

Randy Binner: So now were in the pain kind of that pain trade and this happens in the industry. So what inning would you say that pain trade is in? Where people are abandoning books or significantly increasing price? Where do you think that processes is on an inning basis?

Craig Kliethermes:  Is difficult for us to say. We hope it's going to continue for a while.

Randy Binner:  Okay.

Craig Kliethermes:  It'll create an opportunity for us.

Randy Binner:  Yeah, it just seems like the data of the reserve data is not getting as better as I thought it would've.

On property, you mentioned significant competition -- and I think I ask this question a lot on these calls. Can you characterize where that competition is coming from? Is it new alternative providers or is it more just your brand name guys just continuing to be more competitive on property?

Craig Kliethermes:  A lot of it is the same competitors that we've had in the past, it's just that they backed it with alternative capital or they backed it with reinsurers who are letting it off to alterative capital who are willing to take a lower return.

The one thing we have seen more recently which is even more concerning I think is we've even started seeing some packaging within E&S space of the cat risk and liability risk. We are well -- we knew this is happening because it happens quite frequently in the admitted space we run into admitted competition but now we've seen a few on the E&S side starting to package the liability and the cat risk.

Randy Binner:  Wait so, just to be clear there so they package --

Craig Kliethermes:  They are offering both coverage.

Randy Binner:  They package all that as not admitted or they package a not admitted piece with an admitted piece.

Craig Kliethermes:  In many -- it's both. They are doing it through an MGA. So the MGA might have admitted papers as well but they're selling both products to the same customer base.

Randy Binner:  Basically leakage into the not admitted space is happening.

Craig Kliethermes:  Right.

Randy Binner:    All right. I’ll leave it there. Thanks a lot for the answers.

Operator:  (Operator Instructions) Mark A. Dwelle of RBC Capital Markets.

Mark Dwelle:  Yeah, good morning. Thanks for the question. Not to make this into the transportation call, but that's kind of where I had my questions as well.

Are you able to be a little bit more specific in terms of rate improvement across some of the different sub-categories of wheels-based business? Which is to say trucking versus delivery versus taxis and limos, et cetera?

Craig Kliethermes:  We don't write a lot of that stuff so ours is very specialized. We're seeing rate pretty much across the board in that space.

Mark Dwelle:  And just I guess in terms of -- what size business do you guys typically write there what sort of limits are kind of in the middle of your wheelhouse?

Craig Kliethermes:  For transportation typically we prefer to write the million-dollar primary but we write excess as well up to $5 million, $6 million, I believe. Most trucks buy $2 million for the coverage. There's both a primary policy and usually some type of umbrella or excess policy attached to it.

Mark Dwelle:  Okay. And so when you were referring to the beginning, growth in both excess liability as well as transportation -- when you put that growth together is that both of those things together in the same transportation category? Or are we seeing growth in the excess business apart from transportation?

Craig Kliethermes:  Apart from transportation. Obviously, we're seeing growth in the excess liability for the transportation segment as well as the primary. But we also sell an excess liability product in our E&S space that mostly for contractors that continues to find opportunity.

Mark Dwelle:  And I guess the last question -- are you seeing any, obviously we know the number of the kind of higher profile exits from the transportation space. Are you seeing any new entrants that you've not seen as much in the past or people with improved appetites, apart from yourselves, that trying to take up some of the opportunity there? I'm not asking for names I'm just asking for market color.

Craig Kliethermes:  We always see competition and new people that come in and think they can be smarter than the last guy that lost money because they think the rates are a little better. But, I think you need to be a specialist in that space to make money across all markets. And we see a lot of people that can fool themselves.

I cannot tell you why in wheels-based business because it's not a particularly long tail line for casualties. So it comes back to bite people fairly quickly. But, for some reason people continuously get burned, they get out for a brief period of time. And then their MGA finds a new market, or will find a new entrant to compete with, unfortunately.

Mark Dwelle:  Okay. I appreciate the color. Thank you.

Operator:  (Operator Instructions) Mike Zaremski, Balyasny.

Mike Zaremski:  Good Morning.  Just one question on the property segments expense ratio. If I recall correctly, part of the step up in the ratio last year was due to crop coming off the books. This quarter, it increased again -- stepped up again to about 45%.

You talked about the competitive environment, you also talked about some fac that was non-renewed. I was just try to get a sense if this is the appropriate near-term step up in the ratio or are you taking some actions to offset it?

Tom Brown:  Mike, good morning, it's Tom Brown. Your memory is correct from last quarter. We still do have a carryover effect of crop as we said earlier. That was between crop and the fac re that was about half of the decline in the premium for the quarter. And obviously those had lower expense ratios.

The other, I think as we said last meeting was we've gotten entrenched. We like the business, we like our underwriters and if and when that market turns as Craig was talking about, we want to be in a vantage point where we can capitalize on that and maintain it. Said differently, you don't want to be the one hiring underwriters and miss the opportunity.

Mike Zaremski:  Okay, got it. So the crop and fac will that stop impacting the year-over-year premium numbers next quarter? Or I thought that crop had ended?

Tom Brown:  As we said before we thought we'd have $8-$10 million of crop and we're currently about $2 million into it in the first-quarter so we'll see this running to the next couple of quarters and fac will trickle in a little more evenly over that timeframe.

Mike Zaremski:  Okay thank you very much.

Tom Brown:  You're welcome.

Operator:  (Operator Instructions) Jeff Schmidt of William Blair.

Jeff Schmidt:  Hi, good morning everyone. It looks like other comprehensive earnings of around $22 million was driven by the equity returns. Did I hear that right? You had said that it was driven by utilities? What portion of the portfolio was that and was there anything else that drove that?

Tom Brown:  Two things Jeff. You're right, equities had a pretty significant uptick. Obviously, it was first two months of the quarter were not so good, as we all know. March turned around for the quarter.

As a component of that, the utility sector helped form that. But the fixed income also had a pretty good run, with the decline of interest rates. So, all in those are -- the two drivers would be the fixed income as well as the equity coupled with the earnings for the quarter.

Jeff Schmidt:  Right okay. And could you speak to broadly to your philosophy around equity allocation? It looks like equity has made up more than 50% of book value in 2013. That's ticked down to 45%. But how do you think about it? Do you think about it relative to book or relative to total investments? And do you have a target over time?

Tom Brown:  Jeff, we do. As we said before it is relative book, like you said it's in the neighbor of about 50% of equity. If you look at the overall allocation of the investment portfolio, historically it's been about 80% fixed income 20% equities. And that will vary between mid-to upper teens to low 20% for the equities. It is a very value oriented strategy with a leaning towards dividend paying positions. And with the value oriented strategies being a little more favorable in Q1, certainly benefited.

Jeff Schmidt:  Okay. Thank you.

Tom Brown:  You're welcome.

Operator:  And if there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jonathan Michael:  Thank you all for joining us this quarter. It was another good quarter for us. 88 combined, 3% top line growth. In this market, I'd call that good. And our underwriters, as Craig said, they are good fishermen so we’ll expect to continue to be disciplined as we move forward in this market.

Thanks again and we’ll talk to you again next quarter.

Operator:  Ladies and gentlemen if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 496-7961. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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